UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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CASTLE BIOSCIENCES, INC.
(Name of Registrant as Specified In Its Charter)

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On April 10, 2024, Castle Biosciences, Inc. (the ‘‘Company”, “we”, “us” or “our”) filed a definitive proxy statement (the “2024 Proxy Statement”) with the Securities and Exchange Commission (the “SEC”) in connection with its 2024 Annual Meeting of Stockholders to be held on May 23, 2024 (the “Annual Meeting”). On May 10, 2024, the Company issued the below letter to its stockholders.
THIS SUPPLEMENT, INCLUDING THE COPY OF THE LETTER INCLUDED BELOW, SHOULD BE READ IN CONJUNCTION WITH THE PROXY STATEMENT.
* * * * *
Date: May 10, 2024
Dear Fellow Stockholders,
We hope you received your copy of Castle Biosciences, Inc.’s 2024 Proxy Statement, which we filed with the SEC on April 10, 2024, in connection with our Annual Meeting to be held on May 23, 2024.
As Chair of the Compensation Committee (the “Compensation Committee”) of the Board of Directors of the Company (the “Board”), I am writing to ask for your support at the Annual Meeting by voting in accordance with the recommendations of our Board on all proposals. In particular, I am asking for you to vote “FOR” Proposal 3 - Advisory Vote on Named Executive Officer Compensation (“Say-on-Pay”). To assist you in evaluating our Say-on-Pay proposal, and as a supplement to the information provided in the 2024 Proxy Statement, we are highlighting key details of the 2023 stockholder outreach efforts and subsequent executive compensation related changes to further help you make an informed voting decision on this proposal.
Our proven strategy is designed to drive value creation for stockholders. Fiscal 2023 was a consequential year for our Company, as we grew revenue by 60% to $220 million, significantly exceeding our initial 2023 revenue guidance and delivered 70,429 test reports, representing growth of 59% compared to 2022. More lives were impacted through personalized, clinically actionable test results that can improve disease management decisions.
We continued stockholder engagement, including a robust, Board-driven stockholder outreach program during the fall of 2023. In our 2024 Proxy Statement, we shared key themes that emerged from our engagement conversations over the past two years (following the Company’s 2022 and 2023 annual stockholders’ meetings) and provided details of the changes we made in direct response to such feedback (see pages 45-46 of the 2024 Proxy Statement).
Following the 2023 annual stockholder meeting, in the fall of 2023, we reached out to our 15 largest institutional stockholders, representing 57% of our then-outstanding common stock, and held meetings with 5 stockholders, representing 29% of our then-outstanding common stock. The other 10 stockholders, representing 28% of our then-outstanding common stock declined to meet (mainly due to having met during the 2023 proxy season or they had no questions) or did not respond.
As chair of the Compensation Committee, I led discussions with these stockholders. Our Compensation Committee and Board reviewed and carefully considered the perspectives and thoughtful feedback received from our discussions with these stockholders.

Summarized below are key highlights of what we heard from our stockholders regarding executive compensation and key actions taken by the Board and Compensation Committee in response:

Key Stockholder Concerns	Actions Taken in Direct Response to Key Concerns

Short-Term Performance Hurdles in Long-Term Incentives
Based on stockholder feedback we moved away from a 2-year performance period (used in our 2022 performance-based equity grants) to a 3-year performance period for performance-based equity grants made in 2024. 50% of the CEO’s target long-term annual incentives for 2024 remain performance-based and tied to pre-defined objectives set by the Board to align with the strategic plan.

Overlapping Metrics in Short- and Long-Term Incentives
To mitigate the perceived issue of overlapping metrics, for 2024 annual equity grants, we added two new 3-year performance metrics that are separate from the metrics under our short-term incentive program, commercial pipeline testing goals and achieving positive EBITDA by the end of 2026.

Additional Transparency in Disclosure of Equity Award Performance Goals
Given the use of internal financial and pipeline goals over a multi-year period, and that we do not issue forward looking guidance for such metrics, we commit to provide full threshold, target and maximum goals, related payout opportunities, and final performance and pay outcomes at the conclusion of the performance period, in accordance with typical market practice and SEC rules. It is our intention to provide transparent disclosure at the appropriate time.

Desire for CEO pay to align with Company Performance & Size
In response to the concerns raised, following the 2023 annual stockholder meeting, the Compensation Committee re-examined the peer group and made changes to better align with the Company’s revenue and market capitalization; this updated peer group impacted the approach to setting target executive pay quantum, mix and overall design for 2024.
We moved the annual equity grant to the first quarter, following the close of the fiscal year, to ensure better alignment with the full year’s performance before making pay decisions for the following year and accordingly we granted annual awards in the first quarter of 2024 rather than late 2023.
We maintained 50% of the annual award for our CEO to be performance-based and tied to pre-defined objectives set by the Board to align with the strategic plan. The Company expanded disclosure in its proxy statement surrounding the CEO pay setting process and the performance metrics used in our performance-based compensation programs.

Continue Enhanced Compensation Disclosures
We were a smaller reporting company in 2023 under applicable SEC rules and regulations and not required to include a Compensation Discussion and Analysis (“CD&A”) section in the 2024 Proxy Statement. However, we believe providing the CD&A on a voluntary basis provides our stockholders with valuable information regarding our executive compensation practices.

Desired Risk Mitigation Practices
In response to investor feedback regarding a perceived lack of risk mitigation policies, we formally adopted meaningful stock ownership guidelines for all Section 16 officers and for our non-employee directors. Shares counted towards such guidelines include shares own outright, as well as unvested RSUs (net of tax). Unearned PSUs and options are not counted towards compliance with such guidelines. Additionally, consistent with Nasdaq requirements, the Company adopted an SEC compliant clawback policy for executives.

For the foregoing reasons, I, along with the Board, urge you to vote “FOR” Proposal 3 - Advisory Vote on Named Executive Officer Compensation (“Say-on-Pay”).
In addition, as presented in the 2024 Proxy Statement, we believe that our Board Chair, Mr. Daniel M. Bradbury, is a valuable member of the Board. Mr. Bradbury is diligent and engaged and has extensive executive, financial and life sciences industry expertise that is invaluable to the rest of the Board and the management team. Furthermore, the Nominating and Governance Committee is very engaged in overseeing the Company’s governance practices and policies in alignment with our philosophies. The Company provides extensive disclosure about the Nominating and Governance Committee’s robust oversight and involvement into our practices in 2024 Proxy Statement. We reiterate the Board’s unanimous recommendation to vote FOR Mr. Bradbury to serve as a Class II director until the 2027 Annual Meeting of Stockholders.
The Board and I appreciate your time and consideration on these matters and ask for your support of the Board’s recommendations. Our 2024 Proxy Statement, this supplemental proxy material and our 2023 Annual Report, are available at https://ir.castlebiosciences.com/resources/annual-meeting/default.aspx.

/s/ Miles D. Harrison

Miles D. Harrison
Castle Biosciences, Compensation Committee Chair